                                                               EXHIBIT 99.d(xiv)

                              AMENDMENT NUMBER 5 TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

      The Investment Sub-Advisory Agreement between Hartford Investment Financial Services Company and Wellington Management Company, LLP ("Wellington Management") dated March 3, 1997, as amended (the "Agreement") is hereby amended to include The Hartford Global Communications Fund, The Hartford Global Financial Services Fund and The Hartford Growth Fund (the "New Funds") as four new Portfolios. All provisions in the Agreement shall apply to the New Funds except as stated below.

      The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of The Hartford Global Communications Fund and The Hartford Global Financial Services
Fund:


         Net Asset Value                                      Annual Rate
         ---------------                                      -----------
         First $100 million                                       0.450%
         Next $400 million                                        0.350%
         Amount Over $500 million                                 0.300%

      The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of The Hartford Growth Fund:

         Net Asset Value                                      Annual Rate
         ---------------                                      -----------
         First $50 million                                        0.400%
         Next $100 million                                        0.300%
         Next $350 million                                        0.250%
         Next $500 million                                        0.200%
         Amount Over $1 billion                                   0.175%

      Wellington Management will waive sub-advisory fees on the first $50 million of assets (excluding seed money) for each of the New Funds.

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 30th day of October, 2000.

                               HARTFORD INVESTMENT FINANCIAL SERVICES COMPANY

                               By:   /s/ David M. Znamierowski
                                  --------------------------------------------
                                       David M. Znamierowski
                                       Senior Vice President, Investments


                               WELLINGTON MANAGEMENT COMPANY, LLP

                               By:   /s/ Duncan M. McFarland
                                  --------------------------------------------